EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Arcadia Resources, Inc. and Subsidiaries
Indianapolis, Indiana

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated June 11, 2010, relating to the consolidated financial statements, the effectiveness of Arcadia Resources, Inc. and Subsidiaries’ internal control over financial reporting, and schedules of Arcadia Resources, Inc. and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP (formerly BDO Seidman, LLP)
Troy, Michigan
July 13, 2010